                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                  Contact: Steven T. Sabatini
                                                Senior Executive V.P. &
                                                Chief Financial Officer
                                                (914) 365-4615

                        UNION STATE BANK'S PARENT REPORTS
                          SECOND QUARTER 1998 EARNINGS
                     INCREASE OF 98% OVER PRIOR YEAR PERIOD

Orangeburg, NY, July 16, 1998 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), today announced the Company's earnings for the second quarter of 1998. Net income for the three months ended June 30, 1998 was $5.0 million, an increase of $2.5 million or 98% over last year's net income of $2.5 million for the comparable period. For the six months ended June 30, 1998, net income was $7.9 million, compared to $4.8 million in the prior year period, an increase of 64%. Net income for the 1998 periods include a reduction of tax expense net of associated expenses, of approximately $2.0 million resulting from liquidating distributions of earnings from the Bank's real estate investment trust subsidiary, U.S.B. Realty Corp.

         Basic earnings per share and diluted earnings per share for the quarter ended June 30, 1998 increased to $0.40 and $0.36, compared to $0.20 and $0.19 in the prior year period, reflecting increases of 100% and 89%, respectively. Basic earnings per share and diluted earnings per share for the six months ended June 30, 1998 were $0.63 and $0.58, compared to $0.39 and $0.36, in the prior year period, reflecting increases of 62% and 61%, respectively.

         Income before taxes increased $0.6 million and $1.4 million for the three and six month periods ended June 30, 1998, respectively, compared to the prior year, reflecting increases of 16% and 21%, respectively. Excluding expenses of $0.4 million associated with the liquidation of U.S.B. Realty Corp. discussed above, income before taxes increased by 27% for both the three and six month periods ended June 30, 1998 compared to the prior years. Excluding the effects of the tax benefit recorded as a result of the liquidating distributions of U.S.B. Realty Corp., as well as associated expenses, net income was $3.0 million and $5.9 million for the three and six month periods ended June 30, 1998, reflecting increases of $0.5 million or 19% and $1.1 million or 23%, respectively, compared to the prior year periods. On this basis, diluted earnings per share were $0.22 and $0.43, reflecting increases of 16% and 19%, respectively, as compared to the prior year periods.

         The increase in earnings for both periods also reflects higher net interest income and security gains, which offset increased operating expenses to support the higher volume of business . The provision for loan losses was lower for the three and six month periods of 1998 compared to 1997, reflecting an improving loan portfolio and higher level of reserves for loan losses.

         The total assets of the Company at June 30, 1998 were $1.1 billion compared to $1.0 billion at December 31, 1997. Summarized financial data for the Company is attached.

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         Hales commented that "The increase in core earnings in the first half of 1998 on an operating basis appears to validate the Company's strategy of growth in the Rockland and Westchester County market place, demonstrates an effective use of leverage, and the continued management of credit risk and operating expenses. The pending acquisition of Tappan Zee Financial, Inc. will further complement the Company's growth and commitment to this market."

         Hales also commented that, "Including the Bennett Funding Group ("Bennett") loans, the Bank's non-performing assets were approximately 0.5% of totals assets at June 30, 1998, compared to 0.77% at December 31, 1997." Hales further noted that "as a result of a favorable ruling by the Bankruptcy Court with jurisdiction over Bennett, the Bank collected an initial payment of $1.3 million of the $3.3 million in loans to Bennett. Substantial additional collections are anticipated. The Bank does not yet know the extent of losses that may be incurred on these loans, if any.

         The Company's common stock is listed on the American Stock Exchange trading under the symbol "UBH." The Bank is a full-service commercial Bank with twenty branches serving the communities of Rockland and Westchester counties.

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                            U.S.B. HOLDING CO., INC.

                         SELECTED FINANCIAL INFORMATION
                 (in thousands, except ratios and share amounts)

                                                 Six  Months Ended               Three Months Ended
                                                       June 30,                        June 30,
                                                1998            1997             1998             1997
                                            -----------     ------------     ------------     -------------
Consolidated summary
   of operations:

   Interest income                         $     39,436     $     33,575     $     20,099      $     17,622
   Interest expense                              20,976           17,228           10,666             9,291
                                           ------------     ------------     ------------      ------------
   Net interest income                           18,460           16,347            9,433             8,331
   Provision for loan losses                        600            1,460              300               830
   Non-interest income                            1,758            1,866              884             1,005
   Net security gains and gain on
           sale of loans                          1,004              513              686               516
   Non-interest expense                          12,239           10,323            6,530             5,424
                                           ------------     ------------     ------------      ------------
   Income before income taxes                     8,383            6,943            4,173             3,598
   Provision (benefit) for income taxes             480            2,111             (779)            1,098
                                           ------------     ------------     ------------      ------------
   Net income                              $      7,903     $      4,832     $      4,952      $      2,500
                                           ------------     ------------     ------------      ------------
                                           ------------     ------------     ------------      ------------

Consolidated share data:

   Basic earnings per share                $       0.63     $       0.39     $       0.40      $       0.20
   Diluted earnings per share              $       0.58     $       0.36     $       0.36      $       0.19
   Book value per share
             at period end                 $       5.57     $       4.62
Weighted average shares                      12,456,024       12,385,556       12,467,786        12,396,382
Adjusted weighted average shares             13,697,423       13,403,546       13,697,654        13,493,350

Ratios:

           Return on average assets                1.52%            1.09%            1.87%             1.07%
           Return on average common
             stockholders' equity                 24.19%           17.54%           29.69%            17.94%


                                               June 30,     December 31,     June 30,
                                                 1998           1997           1997
                                            ------------    ------------   ------------

Consolidated balance sheet
 data at period end:
   Securities available for sale,
      at fair value                          $   333,362    $   243,723    $   245,921
   Securities held to maturity                    67,482        137,177        102,299
   Loans, net of unearned income and fees        614,784        563,667        537,949
   Allowance for loan losses                       8,092          7,558          6,945
   Total assets                                1,100,778      1,023,400        958,042
   Deposits                                      900,771        797,795        779,128
   Borrowings                                    101,362        133,803         96,180
   Corporation - Obligated mandatory
       redeemable capital securities of
       subsidiary trust                           20,000         20,000         20,000
   Stockholders' equity                           69,636         62,639         57,294
   Tier 1 Capital                            $    88,506    $    81,261    $    77,510

Common shares outstanding at period end       12,508,340     12,429,900      6,203,478*



* Before two-for-one stock split in 1997

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